Exhibit 10.1.33

Compensation Arrangements with Directors and Named Executive Officers

Following is a description of compensatory arrangements with directors and named executive officers that are not set forth in formal documents, as well as certain other arrangements that are the subject of formal documents. Not all compensatory arrangements set forth in formal documents filed as exhibits to periodic reports are described in this document.

Directors
We compensate our non-employee directors as summarized below. An annual retainer of $85,000 will be paid in 2007 ($50,000 of which will be used to acquire shares of common stock through our Dividend Reinvestment and Direct Stock Purchase Plan). Our lead director receives an additional annual retainer of $20,000, and the chairs of the Board’s Audit, Compensation and Development, and Governance Committees receive an additional annual retainer of $10,000, $5,000 and $5,000, respectively. Attendance fees of $1,000 for each Board meeting and $1,000 for each committee and other meeting attended are also paid. Directors may defer the receipt of all or part of the cash retainers and meeting fees.

We offer life and medical insurance coverage for each current non-employee director. We do not expect to offer this coverage to new non-employee directors. The total premium paid by us for this coverage in 2006 was $12,521. We pay or reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings, including the expenses incurred by directors’ spouses in accompanying the directors to one Board meeting a year. We also match on a two-for-one basis up to $5,000 per year (which would result in a $10,000 Company match) of charitable donations made by a director to 501(c)(3) organizations that meet our strategic giving priorities and are located in KCP&L’s generation and service communities.

Named Executive Officers
None of the named executive officers of Great Plains Energy or KCP&L have written Employment Agreements with the exception of Mr. Malik, Executive Vice President of Great Plains Energy and President and Chief Executive Officer of Strategic Energy, L.L.C. (which was filed as Exhibit 10.1.p to Form 10-K for the year ended December 31, 2004).

On February 6, 2007, the independent members of the Great Plains Energy Board of Directors, upon recommendations of its Compensation and Development Committee, approved the following annual base compensation for 2007 of the principal executive officer, principal financial officer and the other named executive officers:

Name	2007 Base Compensation
Michael J. Chesser	$725,000
Terry Bassham	$325,000
William H. Downey	$470,000
Shahid Malik	$440,000
John R. Marshall	$335,000
Stephen T. Easley	$276,750

2007 Annual Incentive Plans

The independent members of the Board established objectives to be used for calculating 2007 annual incentive compensation for Great Plains Energy’s principal executive officer, principal financial officer and the other named executive officers. The Annual Incentive Plans may be modified, changed or altered at the discretion of the Compensation and Development Committee. The basic structure of the Annual Incentive Plans provides for payout at 100% for target performance for each goal. Fifty percent of the incentive is payable at the threshold level of performance for each goal and 200% of the incentive is payable at the maximum level of performance. If goal performance is below target but above threshold, the amount of the award payable is interpolated between the threshold and target levels. Similarly, goal performance above the target will result in an award for that goal that is higher than target. Performance for any goal which is less than threshold will result in a zero payment for that goal. If core earnings is less than the threshold amount, there will be no payment made under the applicable Annual Incentive Plan.

The target bonuses of the principal executive officer, the principal financial officer, and the other named executive officers are: Mr. Chesser, 100%; Mr. Downey, 70%; Mr. Bassham, 50%; Mr. Malik, 60%; Mr. Easley, 50%; and Mr. Marshall, 50%. The bonus payout is based on the following weightings: 40% financial objective (core earnings for the applicable company); 40% business objectives; and 20% individual performance objectives. The business objectives for Great Plains Energy include funds from operations/average total debt; J.D. Powers Customer Satisfaction Index, generating plant equivalent availability, MWh under management, and Comprehensive Energy Plan progress. The business objectives for KCP&L include system reliability, generating plant availability, OSHA incident rate, J.D. Powers Customer Satisfaction Index, and Comprehensive Energy Plan progress. The business objectives for Strategic Energy include margin, process improvements and MWh under management. No bonus will be paid under a company’s plan if the applicable financial performance threshold is not met, and no bonus will be paid respecting other objectives if the applicable thresholds are not met. Messrs. Chesser and Bassham participate in the Great Plains Energy annual incentive plan; Messrs. Easley and Marshall participate in the KCP&L annual incentive plan. Mr. Downey’s bonus is weighted equally between the Great Plains Energy and KCP&L plans, and Mr. Malik’s bonus is weighted 30% and 70% between the Great Plains Energy and Strategic Energy plans.

2007-2009 Long-Term Incentive Plan Awards

The independent members of the Board also approved the following time-based restricted stock and performance share awards under the LTIP for Great Plains Energy’s principal executive officer, principal financial officer and the other named executive officers (with the exception of Mr. Malik). The restricted stock awards will vest three years from the date of grant. Dividends accrued on the restricted stock will be reinvested during the period under the Dividend Reinvestment and Direct Stock Purchase Plan, and will also be paid in stock at the end of the period. Performance shares, as determined by Great Plains Energy’s stock performance rank in the Edison Electric Institute (EEI) index of electric companies for the period 2007-2009, will be paid in common stock unless otherwise determined by the Compensation and Development Committee. Dividends during the performance period on the common stock awarded will be paid in cash after the end of the period. The actual number of shares awarded will range from 0% to 200% of target amount, based on performance against the EEI index.

Name	Restricted Stock	Performance Shares at Target
Michael J. Chesser	8,507	25,520
Terry Bassham	2,161	6,483
William H. Downey	4,228	12,684
Stephen T. Easley	1,840	5,520
John R. Marshall	2,227	6,682

Mr. Malik’s target long-term incentive award for the period 2007-2009 is set at 150% of his 2007 salary, and may range from 0% to 275% of target, based on performance. One-half of the award will be paid in cash. The other half of the award is represented by a grant at target of 10,325 performance shares under the LTIP. The performance objectives are equally weighted, and include cumulative pre-tax net income, return on invested capital, performance of Great Plains Energy stock against the EEI index, and MWh under management.

Grants of Restricted Stock

The independent members of the Board elected to make a special, one-time, grant of time-based restricted stock under the LTIP to certain officers, including Great Plains Energy’s principal executive officer, principal financial officer and the other named executive officers (with the exception of Mr. Malik). One-half of the amount of these restricted stock grants vest in two years, and the second half vests in three years. Dividends accrued on the restricted stock will be reinvested during the period under the Dividend Reinvestment and Direct Stock Purchase Plan, and will also be paid in stock at the end of the vesting periods.

Name	Number of Restricted Shares
Michael J. Chesser	80,000
Terry Bassham	25,000
William H. Downey	45,000
John R. Marshall	25,000
Stephen T. Easley	25,000

The Company also pays or reimburses the executive officers named above for certain other items, which could include relocation costs, transportation allowances, dues for one club, financial counseling services and in limited situations the expenses of spouses accompanying the executive officers.

Pursuant to their employment arrangements, Messrs. Chesser and Marshall will be credited with two years of service for every one year of service earned under the Great Plains Energy Pension Plan. The additional year of service will be paid as a supplemental retirement benefit. Mr. Chesser is also entitled to receive three times annual salary and bonus if he is terminated without cause prior to reaching age 63. After age 63, any benefit for termination without cause would be one times annual salary and bonus until age 65. Mr. Marshall is also entitled to receive two times annual salary and bonus if he is terminated without cause.